EXHIBIT 14

                            URANIUM POWER CORPORATION
                                 CODE OF ETHICS



INTRODUCTION

         In keeping with our commitment to honest business practices, Uranium Power Corporation. ("Uranium Power" or the "Company") has adopted this company-wide Code of Ethics to assist our directors, officers, and employees in complying with both our corporate policies and with the law.

         Although this Code of Ethics covers many different business practices and procedures, it does not cover every issue that may arise. Instead, our Code sets forth the clear principles and standards that our directors, officers, and employees are accustomed to following. This Code also explains how we enforce our Code. At Uranium Power, our goal is to conduct ourselves in a manner that avoids even the appearance of impropriety.

         This Code should be read in conjunction with our other corporate policies. If a law conflicts with a policy in this Code, you must comply with the law. If you have questions about this Code, other Uranium Power policies, or how to comply with the law in a certain situation, it is important that you immediately bring your questions to one of Uranium Power's officers. If you are in or observe a situation that you believe may violate or lead to a violation of this Code, you should refer to section D of our Code for guidance on how to report questionable behavior.

         Anyone who violates the standards of this Code will be subject to disciplinary action. Such action may include termination of employment.


A. COMPLIANCE WITH ALL LAWS, RULES AND REGULATIONS

         Uranium Power requires that all its directors, officers, and employees strictly adhere to local, state, and federal laws, as well as the laws of the other countries in which we conduct business. If you have questions about what laws we are subject to, or about how to comply with certain laws, it is important that you alert an officer of Uranium Power to your question. We rely on you not only to act ethically, but also to assist your fellow employees and management in following the law.

         When appropriate,  Uranium Power will provide  information and training
to  promote   compliance   with  laws,   rules,   and   regulations,   including
insider-trading laws.

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B. ETHICAL CONDUCT AND CONFLICTS OF INTEREST

         Uranium Power's employees, officers, and directors are expected to make or participate in business decisions and actions based on the best interests of Uranium Power as a whole, and not based on personal relationships or personal gain. As we define it, a "conflict of interest" exists when a person's private interest interferes in any way with the interest of the Company, or creates an appearance of impropriety. A conflict situation can arise when you have interests that make it difficult for you to perform your work objectively, or when a director, officer, or employee receives improper personal benefits as a result of his or her position with the Company.

         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. You should avoid any relationship that would cause a conflict of interest with your duties and responsibilities at Uranium Power. All directors, officers, and employees are expected to disclose to management any situations that may involve inappropriate or improper conflicts of interest affecting them personally or affecting other employees or those with whom we conduct business.

         Members of our Board of Directors have a special responsibility to our Company and to our shareholders. To avoid conflicts of interest, Directors are required to disclose to their fellow directors any personal interest they may have in a transaction being considered by the Board and, when appropriate, to recuse themselves from any decision involving a conflict of interest. Waivers of a conflict of interest or this Code involving executive officers and directors require approval by the Board of Directors.

         Any discovery of a potential or existing conflict of interest should be immediately disclosed to management in accordance with the procedures set forth in Section D of our Code.

C. OUR COMMITMENT TO FULL, FAIR, ACCURATE, TIMELY AND PLAIN ENGLISH DISCLOSURE

         As a respected public company, it is critical that Uranium Power's filings with the Securities and Exchange Commission be complete, timely and accurate in all material respects. At Uranium Power, all our employees, officers and directors are charged with the responsibility of providing management with accurate and complete information to assure we are complying with our public disclosure requirements and our commitment to our shareholders.

         Commensurate with these special duties, all members of Senior Financial Management and other employees each agree that he or she will:

          1. Act honestly and ethically in the performance of their duties at Uranium Power, avoiding actual or apparent conflicts of interest in personal and professional relationships.

          2. Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in Exhibit 14 reports and documents filed with or submitted to the SEC or used in other public communications by the Company.


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          3.   Comply with rules and regulations of federal, state,  provincial, local and overseas governments, as well as those of other appropriate private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

          4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

          5. Respect the confidentiality of information acquired in the course of one's work, except when authorized or otherwise legally obligated to disclose such information. Further, confidential information acquired in the course of performing one's duties for Uranium Power will not be used for personal advantage.

          6. Share knowledge and maintain skills relevant to carrying out the member's duties within the Company.

          7. Proactively promote and set an example of ethical behavior as a responsible partner among peers and colleagues in the work environment and community.

          8. Achieve responsible use of and control over all assets and resources of the Company to which they are entrusted.

          9. Promptly bring to the attention of the Chief Executive Officer, any information concerning (a) any conduct believed to be a violation of law or business ethics, or this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict, (b) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (c) any fraud, whether or not material, that involves management or other employees who have a significant role in Uranium Power's financial reporting, disclosures, or internal controls.

D.  REPORTING AND TREATMENT OF VIOLATIONS

         Persons who become aware of suspected violations of this Code should report such suspected violations promptly to any member of the Company's Board of Directors. To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation. Without limiting the foregoing, the report should, to the extent possible, contain the following information:

          o the alleged event, matter or issue that is the subject of the alleged violation;

          o    the name of each person involved;

          o if the alleged violation involves a specific event or events, the approximate date and location of each event; and

          o any additional information, documentation or other evidence available relating to the alleged violation.



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The  Board  of   Directors   has  the  power  to  monitor,   investigate,   make
determinations and take action with respect to violations of this Code. In determining whether a violation of this Code has occurred, the Board of Directors may take into account:

     o    the nature and severity of the violation;

     o whether the violation was a single occurrence or involved repeated occurrences;

     o    whether the violation appears to have been intentional or inadvertent;

     o whether the person in question had been advised prior to the violation as to the proper course of action;

     o whether the person in question had committed other violations in the past; and

     o such other facts and circumstances as the Board of Directors shall deem advisable in the context of the alleged violation.



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